EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Blackstone Private Credit Fund

(Name of Issuer)

Blackstone Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,048,547,788	(1)	0.0000927	$97,200.38	(2)
Fees Previously Paid
Total Transaction Valuation	$1,048,547,788
Total Fees Due for Filing				$97,200.38
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$97,200.38

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of June 30, 2022, of $24.80. This amount is based upon the offer to purchase up to 42,281,013 common shares of beneficial interest, par value $0.01 per share, of Blackstone Private Credit Fund.

(2)

Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022.